QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.3

December 15, 2005

The Board of Directors
NTL Incorporated
909 Third Avenue, Suite 2863
New York, NY 10022
United States

Re:
Joint Proxy Statement/Prospectus of NTL Incorporated and Telewest Global, Inc.
Included in the Initially Filed Registration Statement on Form S-4 of Telewest Global, Inc.

Gentlemen:

Reference is made to our opinion letter, dated December 14, 2005, with respect to the fairness from a financial point of view to the holders (other than affiliates of Telewest Global, Inc. ("Telewest"), if any) of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of NTL Incorporated (the "Company") of the Merger Consideration (as defined in the opinion letter) pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of December 14, 2005 (the "Amended Agreement"), among the Company, Telewest, Neptune Bridge Borrower LLC, a wholly owned subsidiary of Telewest, and, solely with respect to Section 11.11(b) of the Amended Agreement and the other Sections of Article 11 of the Amended Agreement to the extent relating thereto, Merger Sub, Inc., a wholly owned subsidiary of the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated in the Amended Agreement and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions "Summary—Opinions of NTL's Financial Advisors—Opinion of Goldman Sachs & Co.", "The Merger—Background of the Merger", "The Merger—NTL's Recommendation of and Reasons for the Merger" and "The Merger—Opinions of NTL's Financial Advisors—Opinion of Goldman Sachs" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co. (GOLDMAN, SACHS & CO.)

QuickLinks

  Exhibit 99.3